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Page 1                                                              Exhibit 12.1

                            HEAFNER TIRE GROUP, INC.
     Statement Regarding: Computation of Ratio of Earnings to Fixed Charges
                          and Preferred Stock Dividends
                  (AMOUNTS IN THOUSANDS, EXCEPT RATIO AMOUNTS)


                                           Twelve months   Twelve months   Twelve months
                                               Ended           Ended           Ended
                                            December 31,    December 31,    December 31,
                                               1999            1998            1997
                                            (unaudited)     (unaudited)     (unaudited)
                                            -----------     -----------     -----------

Consolidated pretax income (loss) from
  continuing operations                       (6,936)         (2,219)           (254)
Interest                                      22,053          13,460           4,842
Interest portion of rent expense               9,545           6,474           2,985
                                              ------          ------          ------

EARNINGS                                      24,662          17,715           7,573
                                              ======          ======          ======



Interest                                      22,053          13,460           4,842
Interest portion of rent expense               9,545           6,474           2,985
                                              ------          ------          ------

FIXED CHARGES                                 31,598          19,934           7,827
                                              ======          ======          ======


RATIO OF EARNINGS TO FIXED CHARGES                --              --              --
                                              ======          ======          ======